Exhibit 99.1

News from Aon

Media Contact	Investor Contact
David Prosperi	Scott Malchow
312.381.2485	312.381.3983
David_Prosperi@aon.com	Scott_Malchow@aon.com

For immediate release

Aon Corp. Completes Sale of Combined Insurance, Sterling Life

CHICAGO, April 1, 2008 — Aon Corporation (NYSE: AOC) today announced that it has completed the sale of Combined Insurance Companies of America to the ACE Group of Companies for $2.56 billion, and of Sterling Life Insurance Companies to Munich Re for $352 million. The company also extracted a one-time dividend of $325 million from CICA prior to the close of the transaction. The purchase price reflects on a dollar-for-dollar basis an increase to Combined’s net worth that occurred between the signing and the close of the transaction.

After-tax proceeds are approximately $2.7 billion, and the company expects to record a pretax gain of approximately $1.3 billion in the second quarter.

“With the completed sales of both Combined and Sterling, we have executed on our strategy to exit our more capital intensive insurance underwriting businesses,” said Aon President and Chief Executive Officer Greg Case.  “Our team is excited about the prospect of our increased focus on our risk advice and human capital consulting businesses.”

Aon Capital Markets, Credit Suisse and Merrill Lynch acted as advisers on the transaction.

About Aon Corporation

Aon Corporation (NYSE:AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. Through its 43,000 professionals worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries. Aon was ranked by A.M. Best as the number one global insurance brokerage in 2007 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance. For more information on Aon, log onto www.aon.com.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to successfully close the sales of our Combined Insurance and Sterling Life Insurance businesses, the impact of current, pending and future regulatory and legislative actions that affect our ability to market and sell, and be reimbursed at current levels for, our Sterling subsidiary’s Medicare Advantage health plans, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

###

Risk Management  •  Insurance and Reinsurance Brokerage  •  Human Capital & Management Consulting  •  Outsourcing